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                                                                                                  Exhibit 12.1

                                           WINDY HILL PET FOOD COMPANY, INC.
                                   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                 (AMOUNTS IN THOUSANDS)



                                                      TWELVE MONTHS         THREE MONTHS        TWELVE MONTHS
                                                    ENDED DECEMBER 31,     ENDED MARCH 31,     ENDED MARCH 31,
                                                           1996                 1997                 1997
                                                    ------------------     ---------------     ---------------
Net income                                                      2,452                 696               2,591
Income taxes                                                    1,635                 464               1,727
                                                    ------------------     ---------------     ---------------

Income before income taxes                                      4,087               1,160               4,318

Fixed charges:
  Interest expense                                             13,160               3,291              13,160
  Amortization of deferred financing costs                      1,115                 279               1,115
  Amortization of portion of rental expense                        85                  23                  86
                                                    ------------------     ---------------     ---------------

Total fixed charges                                            14,360               3,593              14,361

Earnings before income taxes and fixed charges                 18,447               4,753              18,679

Ratio of earnings to fixed charges                                1.3                 1.3                 1.3
                                                    ==================     ===============     ===============

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